EXHIBIT 99.1

THE CHEMOURS COMPANY
LITIGATION Q&A	November 12, 2015

As previously disclosed in our Securities and Exchange Commission (SEC) filings, we are subject to various litigation matters. Some claims arise out of the normal course of business including product liability, personal injury, intellectual property, commercial, environmental and antitrust lawsuits. Other claims relate to certain families of lawsuits including asbestos, benzene and perfluorooctanoic acid (PFOA). The purpose of this Q&A is to answer certain frequently asked questions regarding our litigation matters. This Q&A is not intended to be a comprehensive review of every litigation matter, and in addition investors should review this Q&A together with our disclosure of litigation matters contained in our registration statement on Form 10 and other filings made by Chemours with the SEC.
What is the effect of the first PFOA trial result?

As of September 30, 2015, there were approximately 3,500 lawsuits consolidated in multi-district litigation (MDL) in the U.S. District Court for the Southern District of Ohio under the caption In Re: E. I. du Pont de Nemours and Company C-8 Personal Injury Litigation.
The first case that went to trial in the MDL involves a plaintiff alleging damages related to kidney cancer. Ohio law applied to the causes of action and damages. On October 7, 2015, the jury awarded the plaintiff in this action a total of $1.6 million in damages. While we were disappointed in the damages awarded, we believe the decision not to award punitive damages demonstrates that we acted responsibly and reasonably. Defense counsel has filed a motion with the trial court seeking a new trial. This is the first step in the appeal process. We believe there are strong grounds for challenging the trial verdict.
A total of six bellwether cases have been set for trial through 2016. The cases allege damages from the following diseases: kidney cancer, testicular cancer and ulcerative colitis.
These cases will continue to be defended vigorously. A range of potential losses cannot be reasonably estimated at this time due to the uniqueness of each individual plaintiff's claims and the defenses to those claims, both as to potential liability and damages on an individual claim basis, among other factors.
What is the next PFOA case to be tried?
The second case expected to go to trial in the MDL involves a plaintiff alleging damages related to ulcerative colitis. West Virginia law applies to the causes of action and damages. The case is currently scheduled for trial on March 21, 2016.
What is the status of the benzene docket?
Currently there are 27 pending benzene cases brought against DuPont. These cases consist of premises claims involving contractors and former employees who assert exposure to benzene while working at DuPont sites primarily in the 1960s through the 1980s, and product liability claims based on alleged exposure to benzene found in trace amounts in aromatic hydrocarbon solvents used to manufacture DuPont products, such as paints, thinners and reducers.

Valuation of each case is highly fact-driven, including specific disease, years of exposure, medical costs, venue, smoking history, amount of DuPont product used, use of personal protective equipment, working conditions and other factors.
For the last four decades, approximately 300 benzene products cases brought against DuPont have been managed with a combined settlement value under $3.4 million. Although past results do not guarantee future outcomes, based on DuPont’s prior experience and our analysis of the claims, we believe that potential losses that may result from the pending 27 cases would not have a material impact on Chemours' consolidated financial position, results of operations or liquidity, and cannot be estimated at this time.
As previously disclosed, a benzene case involving Acute Myelogenous Leukemia was tried to verdict in Texas state court on October 20, 2015. The jury found in favor of the plaintiff and awarded $6.9 million in compensatory damages and $1.5 million in punitive damages. We are disappointed with this verdict and a motion has been filed with the trial court to set it aside. If necessary, there will be an appeal. There are strong appeal points, which include arguments that there was insufficient evidence of general causation and specific causation under Texas law, and insufficient facts to support a punitive damages finding under Texas law.
When will the next benzene case be tried?
Benzene matters are periodically set for trial in various jurisdictions. At this time, we do not anticipate a trial in 2016.
Are there other families of litigation arising from historical DuPont activities as to which DuPont may attempt to claim rights to indemnification by Chemours?
In addition to the asbestos, benzene and PFOA matters, there are silica and butadiene cases arising from historical DuPont activities.
There are currently 83 matters on the silica docket. These matters are generally brought by individuals claiming exposure to crystalline silica through blasting abrasives, foundry products, or during sandblasting work at DuPont sites. In excess of 500 cases have been managed on this docket with a combined settlement value under $150,000.
The butadiene docket consists of 4 matters. Matters relate to claims made by laboratory or rubber plant workers. Since 1995, approximately 13 cases have been managed on this docket with a combined settlement value under $250,000.
Based on DuPont’s prior experience and our analysis of the claims, we believe that potential losses that may result from the silica and butadiene cases would not have a material impact on Chemours' consolidated financial position, results of operations or liquidity.
What other litigation cases are likely to be scheduled for trial in the next several months?

We have previously reported in our SEC filings that Chemours, by virtue of its status as a subsidiary of DuPont prior to the separation, is subject to various pending legal proceedings arising out of the normal course of Chemours business including product liability, intellectual property, commercial, environmental and antitrust lawsuits. These matters are set for trial and addressed on a continual basis in the normal course of our business. We provide below an update on the trial status of two of the matters. These were discussed in our SEC filings.

An Ohio action brought by the Little Hocking Water Association (LHWA) against DuPont is ongoing. In addition to general claims of PFOA contamination of drinking water, the action claims “imminent and substantial endangerment to health and/or the environment” under the Resource Conservation and Recovery Act (RCRA). In the second quarter of 2014, DuPont filed a motion for summary judgment. The LHWA moved for partial summary judgment. During the second quarter, the court granted in part and denied in part both parties' motions for summary judgment. A settlement conference is scheduled for November 2015 and a trial is set for January 2016. Chemours, through DuPont, denies these claims and is defending the case vigorously.
Valspar, a TiO2 customer and an “opt out” of a broader class action of direct purchasers of TiO2, filed suit in 2013 in Minnesota federal court against DuPont, Millennium, Kronos and Huntsman alleging substantially similar claims to the class action suit which DuPont settled in 2013. The lawsuit was moved to Delaware federal court on DuPont’s motion. Chemours, through DuPont, denies these allegations and is defending itself vigorously against Valspar’s claims. The trial has been scheduled for January 25, 2016, although the parties have been engaged in court ordered mediation and a Summary Judgment hearing is pending.
We believe that potential losses that may result from these matters would not have a material impact on Chemours' consolidated financial position, results of operations or liquidity.

Forward-Looking Statements
This Q&A contains forward-looking statements, which often may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. These forward-looking statements address, among other things, our view regarding ongoing litigation and the potential impact of that litigation on our consolidated financial position, results of operations and liquidity. Litigation is highly unpredictable and subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. The matters discussed in these forward-looking statements also are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements as further described in the “Risk Factors” section of the information statement contained in the registration statement on Form 10 and other filings made by Chemours with the Securities and Exchange Commission. Chemours undertakes no duty to update any forward-looking statements. Further, references made to historical litigation settlements are not predictive or guarantees of future litigation settlement or court outcomes, which could differ materially from the information included in this Q&A.